Exhibit 10.19

DIRECTOR’S SERVICE AGREEMENT

LEGG MASON & CO (UK) LIMITED

ISSUED April 1, 2013 FOR

Terence Johnson

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings:

“the Act”	Employment Rights Act 1996;
“the Employment”	the employment of you by the Company under this Agreement;
“the Board”	the Directors of the Company and/or the Group Company or Companies specified in Appendix A, and as modified from time to time. This includes a Committee of the Board of the relevant Company;
“the Company”	Legg Mason & Co (UK) Limited as your employing entity and such Group Company or Companies as specified in Appendix A, and as modified from time to time;
“Group Company”
any company which is for the time being the Company’s holding company (within the meaning of Section 736 of the Companies Act 1985) or subsidiary (within such meaning) of the Company; or any subsidiary of any such holding or subsidiary company; or the Company;

“month”	Calendar month;
“ the Salary” "Working Time"	the Salary payable to you under this Agreement has the meaning given to it in regulation 2 of the Working Time Regulations 1998;
“year”	Calendar year;
“you”	the person in the Schedule

And derivative expressions shall be construed accordingly.

1.2
Words and phrases which are not defined in this Agreement but which are defined in the Act, the Companies Act 1985, the Companies Act 2006 or the Insolvency Act 1986 should be construed as having those meanings.

1.3
References to any statute or any statutory provision shall be construed as references to the statute or statutory provision as in force at the date of this Agreement and subsequently re-enacted or consolidated and shall include reference to any statute or any statutory provision of which it is a re-enactment or consolidation.

1.4	The Schedule to this Agreement is an integral part of this Agreement and references to this Agreement include reference thereto.

2.	APPOINTMENT AND TERM

2.1	The Company hereby appoints you and you agree to serve the Company upon the terms of this Agreement or in any such capacity of a like status as the Board shall from time to time reasonably require.

2.2
Your Employment began on the date set out in the Schedule and your period of continuous employment began on that date. Your Employment shall continue until terminated by either party, but giving statutory notice as required by UK law. The Company may require you and you shall agree at the written request of the Board to resign without claim for compensation from office as a director or officer of the Company or as a director or officer of any Group Company or any other company or entity for which you hold office as a director or officer by virtue of your Employment by the Company, which resignation shall not affect in any way the continuing of the Employment.

2.3
You warrant and represent to the Company that you are not prevented or restricted by any agreement, arrangement, contract, understanding, Court Order or otherwise, from fully performing the duties of this Employment, or any of them, in accordance with the terms and conditions of this Agreement. You further warrant that you are lawfully entitled to enter into this Agreement and to implement and carry out its terms and that by so doing you shall not be in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law and will indemnify the Company against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) arising from any breach or alleged breach of this clause.

3.	DUTIES

3.1	You shall during the continuance of this Agreement:

3.1.1	serve the Company to the best of your ability in the capacity set out in the Schedule or in such other capacity as the Board may from time to time determine;

3.1.2	unless prevented by sickness or accident, devote the whole of your time attention and abilities to your duties hereunder;

3.1.3	comply with all of the Company’s and any Group Company’s rules, regulations, policies and procedures in force from time to time and comply with all the Board’s lawful and reasonable instructions;

3.1.4
exercise such powers and comply with and perform such directions and duties in relation to the businesses and affairs of the Company and any Group Company that may from time to time be vested in or given to you by the Board;

3.1.5
if, and so long as the Board so directs, perform and exercise the said duties and powers on behalf of the Company and/or any Group Company and act as a director or other officer of the Company and/or any Group Company;

3.1.6	do all in your power to advance promote and develop the businesses and interests of the Company and any Group Company for which you are required to carry out duties;

3.1.7	carry out your duties diligently, faithfully and to the highest ethical and professional standards;

3.1.8	not knowingly or recklessly do any act, or refrain from doing any act, which is likely to be to the detriment of the Company or a Group Company;

3.1.9
at all times keep the Board promptly and fully informed (in writing if so requested) of your conduct of the business or affairs of the Company and any Group Company for which you are required to perform duties and provide such explanations and assistance as the Board may require;

3.1.10	at all times and in all respects comply with the lawful and reasonable directions of the Board and all rules or codes of conduct in force from time to time;

3.1.11
not take any steps to encourage any employee of the Company or any Group Company to leave the employment of such company (whether immediately or in the future) with a view to being employed or engaged by, or interested or concerned in, any business, organisation or undertaking which is or will be the same as or similar to the business of the Company or any Group Company and/or which competes or will compete with the business of the Company and/or Group Company; and

3.1.12	not take any steps to encourage any actual or potential customer, client, agent or supplier of the Company and/or Group Company to:

(a)	cease or refrain from doing business with the Company and/or Group Company (whether immediately or in the future) either generally or in respect of any particular transaction; and/or

(b)	place any business (whether immediately or in the future) with any business, organisation or undertaking competing with the business of the Company or any Group Company.

3.2
Please note that the Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities. The Company reserves the right to require that you share your responsibilities with another employee of the Company or a Group Company of a similar status to you.

3.3
You may be required, in pursuance of your duties of Employment to perform services not only for the Company but also for any Group Company and, without further compensation, to accept any such office or position with the Company or a Group Company as the Company may from time to time require.

3.4	The Company may, at its discretion, assign your Employment to any Group Company on the terms and conditions set out in this Agreement.

4.	WORKING HOURS

4.1
The normal business hours of the Company are 9.00am to 5.00pm Monday to Friday inclusive with a daily lunch break of one hour and shall apply to you provided that you shall work such additional hours as may be necessary for the proper discharge of your duties. You shall not be entitled to receive any additional remuneration for any work you perform outside normal business hours.

4.2	You acknowledge that you have unmeasured Working Time for the purposes of Regulation 20 of the Working Time Regulations 1998.

4.3
You further agree that you will comply with all and any policies or requirements of the Company as the Company may from time to time in its entire discretion decide, in relation to the recording of Working Time.

5.	REGULATORY TRAINING

5.1
Where required by the Board you shall (at the cost of the Company) undertake appropriate training (including the taking and passing of all necessary exams) to ensure that you have the relevant permissions to carry out your function as required by any relevant regulatory body (including but not limited to the Financial Services Authority).

6.	LOCATION & MOBILITY

6.1
Your principal place of work shall be as shown in the Schedule or such other location which may be reasonably required by the Board from time to time. You shall also undertake any travel as may be necessary for the proper performance of those duties.

6.2	It is not currently envisaged that you will be required to travel outside the UK for periods longer than one month at a time. In the event you are required to do so, details will be provided to you.

7.	COMPENSATION

7.1
The Company shall pay to you as salary in equal monthly instalments in arrears the amount set out in the Schedule, or as otherwise notified to you by the Company in writing from time to time, subject to statutory deductions. Your salary shall be inclusive of any directors' fees payable to you under the articles of association of the Company or any Group Company.

7.2
Your salary shall be deemed to accrue from day to day and the first monthly instalment shall be calculated from the commencement of the Employment (as set out in the Schedule) and the last monthly instalment shall be calculated down to the date of termination of the Employment. The salary shall be payable on or about the 25th day of each calendar month.

7.3
The Compensation Committee of the Legg Mason, Inc. Board of Directors (the “Compensation Committee”) shall review your salary annually in May and in the event of your salary being increased following this review you shall be notified of this in writing. For the avoidance of doubt, you shall have no contractual right to any increase in salary under this clause. Salary will not be reviewed after notice of termination of employment has been given or received.

7.4
The Company in its absolute discretion, operating under the direction of the Compensation Committee, may pay you a bonus of such amount (if any) at such times and subject to such conditions as the Compensation Committee may in its absolute discretion determine. Bonus payments are typically made in the month of May. The payment of a bonus in any one year shall not be an indication that a bonus of any amount shall be paid in any subsequent year. For the avoidance of doubt, you shall have no contractual right to any bonus under this clause. You shall not be eligible to receive any bonus if this Agreement has terminated for any reason whatsoever prior to the bonus payment date nor if you have given notice or received notice of termination of the Employment prior to the bonus payment date.

7.5
Your participation in any incentive scheme operated by the Company and/or by any Group Company is subject to the terms and conditions of such schemes from time to time in force. The Company may, at its discretion, amend or terminate such schemes, their rules, the eligibility criteria and/or incentive levels. In such a case, neither the Company nor any Group Company will be obliged to provide an equivalent scheme or to compensate you for any loss of anticipated incentive or bonus.

8.	INSURANCES
The Company shall provide and maintain such appropriate insurances to indemnify you for your duties as a Companies Act director.

9.	PENSION

9.1
You will be eligible to participate in the Company's pension arrangements (the "Scheme") subject to the rules of the Scheme in force from time to time. The relevant employer and employee contributions will be as separately notified to you. A contracting-out certificate is not in force for your Employment.

9.2	The Company reserves the right at any time to amend any of the rules or benefits of the Scheme and/or change scheme provider.

10.	LIFE ASSURANCE AND MEDICAL BENEFITS

10.1
During the Employment you will continue to be entitled subject to the approvals of the relevant insurer to the benefit of the Company’s Life Assurance Scheme and Permanent Health Insurance Scheme (the “PHI Scheme”) subject to the scheme rules, which may change from time to time. Further details of this benefit can be obtained from Human Resources.

10.2
During the Employment you will continue to be entitled (subject to the approval of the relevant insurer) to the benefit of the Company’s Private Medical Insurance Scheme subject to the scheme rules, which may change from time to time. Further details of this benefit can be obtained from Human Resources. If any scheme provider (including any insurance company) refuses for any reason to provide any benefits to you, neither the Company nor any Group Company will be liable to provide any such benefits or any compensation in lieu of them.

10.3
Any benefits provided by the Company shall be regarded as ex gratia benefits provided at the absolute discretion of the Company and are not contractual and the Company reserves the right at any time in its absolute discretion to amend, vary, replace or terminate (without replacement) any benefits for which you may be eligible (including the rules of any such benefits which shall for the avoidance of doubt include any life assurance and/or PHI scheme in which you may from time to time participate) and/or to change or otherwise substitute any scheme and/or any provider of any such benefits. The Company may change the scale, level or nature of the benefits package on offer (which may mean it being less beneficial to you) if it is in the best interests of the business to do so.

10.4
The Company may terminate your Employment in accordance with this Agreement for any reason despite any actual or potential entitlement you may have to any benefit including, but not limited to, permanent health insurance and/or private medical insurance.

10.5	You agree to undergo such medical examinations with a medical practitioner at the expense of the Company as may be reasonably required by the Board from time to time. You agree to give your consent to such an examination, to co-operate fully in obtaining a report from the medical practitioner and to authorise full disclosure of the report to the Company.

11.	HOLIDAYS

11.1
You shall be entitled to the number of days holidays set out in the Schedule on full pay in each holiday year in addition to Bank and Public Holidays. Such holiday is to be taken at such reasonable time or times as the Board shall approve. Regulations 15(1) to 15(4) of The Working Time Regulations 1998 (“Dates on which leave is taken”) shall not apply to the Employment.

11.2
The Company’s holiday year runs from 1 January to 31 December each year. Upon termination of the Employment you shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to pay to the Company any salary received in respect of holiday taken in excess of your pro rata holiday entitlement such salary shall be calculated on the basis of 1/260 of the annual salary payable to you for each day of outstanding or excess holiday entitlement as appropriate. The Company may require you to take any holiday entitlement to which you may be entitled during any period of notice or any period that you are directed to perform no duties and/or are directed not to enter all or any premises of the Company or Group Company in accordance with Clause 18.

11.3
You shall not be entitled to payment in lieu of your holiday entitlement except on termination of the Employment. Holiday entitlement should usually be taken in the holiday year in which it occurs. Any holiday entitlement remaining unused at the end of the holiday year may be carried over with the prior written consent of the Board in accordance with and subject to the procedures laid out in the Employee Handbook. Failure to take holiday entitlement in the appropriate holiday year (other than permitted carry forward) will lead to forfeiture of that accrued but untaken holiday without any right to be paid in lieu of it.

11.4	You are subject to any other provisions regarding holiday entitlement as are contained in the Company’s holiday entitlement policies from time to time in force.

12.	SICKNESS OR ACCIDENT

12.1
During any period in which you may be incapacitated from performing your duties hereunder due to sickness or accident the Company will, subject to your compliance with the Company's notification procedures (set out in Clause 12.3 below), pay to you during the first six consecutive months of such incapacity a sickness allowance based your basic salary. For statutory sick pay (“SSP”) purposes your qualifying days shall be Monday to Friday inclusive. The Company may at its absolute discretion pay you a further allowance after the end of the six month period. You shall have no contractual right to any payments (over and above statutory sick pay) and any payments made by the Company shall be provided at the Company's absolute discretion. Any sick pay you may receive will be subject to the usual statutory deductions. Where Company sick pay and SSP fall to be paid for the same day(s) of absence, you will receive the higher of the two sums only. During any such period of absence, the Company shall be entitled at any time to appoint another employee to perform your duties.

12.2
If you receive any sums by way of compensation for loss of earnings under this Agreement from a third party in respect of the period for which the Company has made payments for sickness allowance to you, such payment shall be treated as being made by way of loan and shall be recoverable by the Company. You shall keep the Company informed of the commencement, progress and outcome of any such claim.

12.3
If you are absent from work due to illness or injury you must notify Human Resources as soon as possible on the first working day of incapacity. You shall complete any self-certification forms which are required by the Company immediately upon your return to work and if your incapacity continues for more than seven consecutive days (whether working days or not) you shall produce medical certificates to cover the duration of your absence from work. Further details of the procedure to follow can be found in the Employment Policies and Procedures Manual.

12.4
In the event that you are, by reason of your sickness or other medical incapacity, absent from work and/or unable to perform all of your duties under this Agreement, the Company will have the right, at any time after you have been absent for 120 days, either consecutively or in aggregate, in any 12 month period, to terminate your Employment on notice. In the event that you are not in receipt of salary or Company sick pay at the time you are issued with notice of termination in these circumstances, you will not be entitled to any salary or Company sick pay during or in respect of your notice period.

13.	CONFIDENTIALITY

13.1
You acknowledge that during the period of the Employment you shall in the performance of your duties become aware of trade secrets and other Confidential Information relating to the Company, the Group Company, their businesses and its or their clients or customers and their businesses.

13.2
Without prejudice to your general duties at common law in relation to trade secrets and other Confidential Information you shall not at any time whether during the continuance of the Employment or at any time after its termination divulge to any third party whatsoever or use for your own or another’s advantage any of the trade secrets accounts financial or trading information or other Confidential Information which you may receive or obtain in relation to the business finances dealings or affairs of the Company or any Group Company including any information regarding the products, processes, formulae, research projects or other technical data or the customers suppliers or agents for the Company or any Group Company or any Intellectual Property as defined in Clause 14 below except insofar as it may be necessary for you to do any of the foregoing in the performance of your duties hereunder or unless you are ordered to do so by a court of competent jurisdiction or unless it is approved in writing by the Board.

13.3
For the avoidance of doubt, but without limitation, “Confidential Information” includes but is not limited to in relation to the Company’s or any Group Company’s financial products their cost, profitability, margins, marketing initiatives, technical specifications, degree of take-up by the intended client base, forecasts and tax treatments or concessions particular to that product and all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any other Group Company which is designated by the Company and any other Group Company as confidential and all information relating to such matters which come to your knowledge in the course of the Employment and which, by reason of its character or the manner of its coming to your knowledge, is evidently confidential.

13.4
The provisions of this Clause shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of your default. In particular, the restrictions in this Clause 13 will not apply to Confidential Information which:

13.4.1	is already in the public domain;

13.4.2	you are entitled to disclose under the Public Interest Disclosure Act 1998;

13.4.3	you are required to disclosure by law; and/or

13.4.4	you are expressly authorised in writing by the Company to use or disclose.

13.5
You may not at any time during your Employment make any copy, record, notes or memoranda (whether or not recorded in writing or electronically) relating to any Confidential Information, otherwise than pursuant to your terms and conditions of Employment.

14.	INTELLECTUAL PROPERTY

14.1	For the purposes of this Clause and Clause 13 above, the following term shall have the following meaning:
“Intellectual Property” means all patents, trademarks and service marks, registered designs, design rights and copyright (including without limitation rental and lending rights), rights in performances, moral rights, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names, getups and logos, development, plans, designs, formulae, specifications, programs and other similar industrial or commercial rights or other matter or work whatsoever (including all extensions, revivals and renewals, where relevant) whether registered or unregistered and the goodwill attaching to any of them and applications for any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

14.2	You agree that any Intellectual Property (including all records, documents, papers and copies or summaries thereof) made, discovered or created (wholly or partly) by you:

14.2.1	in the course of your normal duties; or

14.2.2	in the course of duties falling outside your normal duties but which are specifically assigned to you by the Board; or

14.2.3
in the course of your duties and at the time of making, creating or discovering the Intellectual Property, because of the nature of your duties and the particular responsibilities arising from the nature of your duties you have a special obligation to further the interests of the Company; or

14.2.4	using information obtained during the course of your Employment; or

14.2.5	which is or may be relevant to the Company’s or a Group Company’s existing or future business,
(collectively “Executive Rights”) shall belong to and be the absolute property of the Company.

14.3
You will immediately disclose to the Company full details of all such Intellectual Property and /or Executive Rights (including all materials embodying or relating to the Intellectual Property or Executive Rights regardless of format) and (both during your Employment and after its termination) agree that you will keep confidential any and all information in any way relating to the Intellectual Property and/or the Executive Rights. You further agree that (both during your Employment and after its termination), you will at the Company’s expense execute all documents and take all actions reasonably required by the Company to protect such Intellectual Property and to confirm ownership of and all rights in such Intellectual Property in the Company or its nominee absolutely and as sole legal and beneficial owner.

14.4
You hereby irrevocably and unconditionally waive as against the Company or subsequent assignee of the Company all and any rights (including any moral rights) you may have now or in the future in any copyright work as is referred to above pursuant to Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 and all similar rights in other jurisdictions that vest in you (whether before, on or after the date hereof) in connection with your authorship of any copyright works in the course of your Employment, wherever in the world enforceable, including without limitation the right to be identified as the author or any such works and the right not to have any such works subjected to derogatory treatment.

14.5
The Company and you both acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees’ inventions and the compensation of employees for certain inventions.

14.6
You agree that, by virtue of the nature of your duties and the responsibility arising from them, you have and shall have at all times a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

14.7
You agree, at the request and cost of the Company (and notwithstanding the termination of your employment) to immediately license or assign (as requested by the Company) all aspects of the Intellectual Property and/or Executive Rights to the Company and to deliver to the Company all documents and other materials relating to the Intellectual Property and/or Executive Rights. The Company shall pay you compensation for the license or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

14.8
You also agree, at the request and cost of the Company (and notwithstanding the termination of your employment) to sign and execute all such documents and do all such acts as the Company may reasonably require:

14.8.1
to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Intellectual Property and/or Executive Rights in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

14.8.2	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;

14.8.3
to bring any proceedings for infringement of any such patent, registered design or other protection, the Company having sole control of all aspects of such proceedings and/or disputes relating to the same; and

14.8.4	otherwise to give effect to the assignments, waivers and licences contemplated under this clause.

14.9	The Company shall decide, in its sole discretion, whether to apply for patent, registered design or other protection in respect of the Intellectual Property and/or Executive Rights.

15.	REGULATORY BODIES/STAFF DEALING RULES

15.1	You undertake to ensure that you abide by the rules of any relevant regulatory body (including but not limited to the Financial Services Authority).

15.2	A breach of regulatory rules would be a serious matter, which may in certain circumstances result in summary dismissal.

15.3
In abiding by the relevant rules, you agree to comply and co-operate fully with all instruction, directions, requirement or request properly made or imposed by the Board on behalf of the regulatory bodies.

15.4	You confirm that you have read and signed a copy of the Company's Staff Dealing Rules which form part of the terms and conditions of the Employment.

16.	TERMINATION

16.1	The Company shall at all times be entitled to terminate this Agreement by giving you such statutory notice as required by UK law.

16.2
The Company may summarily terminate the Employment immediately without notice in any of the following circumstances (which are by way of illustration only and are not intended to be comprehensive. Further grounds for summary termination can be found in the Employee Handbook):

16.2.1
if you shall be guilty of any material dishonesty, gross misconduct or wilful neglect of duty or shall commit any continued breach of the terms of this Agreement after warning or shall be guilty of conduct likely to bring you, the Company or any Group Company into disrepute;

16.2.2	if you are convicted of an indictable offence;

16.2.3	if you shall become bankrupt or make any arrangement or composition with your creditors;

16.2.4
if you shall be guilty of any form of personal investment or hedging strategies, or liability-related contracts of insurance to undermine risk alignment efforts embedded in your compensation arrangements;

16.2.5	if you are, or may be suffering from mental disorder and either:

(i)
you are admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1960, or

(ii)
an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for your detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to your property or affairs;

16.2.6    if you shall become of unsound mind;

16.2.7	if you are convicted of an offence under any present or future statutory enactment or regulation relating to insider dealing;

16.2.8
if you shall be guilty of any breach of confidentiality i.e. misuse or disclosure of information concerning the business of the Company or any Group Company or that of the clients of the Company or any Group Company;

16.2.9	if you shall breach clause 15.1 or 15.3 or fail to comply with the authorisation given to you to conduct investment business or conduct investment business without such authorisation;

16.2.10	if you shall be guilty of any form of prohibited harassment or discrimination;

16.2.11	if you shall be guilty of making any unauthorised gain out of any transaction conducted in the business of the Company or any Group Company;

16.2.12	if you refuse or neglect to undertake any required training at the Company’s discretion;

16.2.13	if you voluntarily resign as a director of the Company or any Group Company;

16.2.14	if you fail any relevant exam required by any relevant regulatory body or your registration and/or approval by any relevant regulatory body is withdrawn;

16.2.15	if you are or become prohibited by law or the articles of association of the Company or any regulatory body applicable to the Company from being a director.

16.3
Upon the termination of your Employment for whatsoever reason or upon your exclusion in accordance with Clause 18 or upon either you or the Company serving notice on the other of termination of your Employment, you agree that you will (without prejudice to any other rights accruing to either party hereto) immediately resign from office as a Director of all Group Companies and from any offices held by you in any Group Company and from offices held in any other company or entity held by virtue of your Employment by the Company. In the event that you fail to comply with your obligations under this Clause 16.3 within 5 working days of any of these events, by signature of this document as a Deed, you hereby irrevocably appoint the Company to act as your attorney with authority in your name and on your behalf to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in your name as may be reasonably necessary or desirable to implement such obligations.

16.4
The proper exercise by the Company of its rights of termination under Clause 16.2 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against you.

16.5
You shall not at any time during your Employment or during any period when you are required to cease the performance of your duties under Clause 16 or after the termination of your Employment make any public statements in relation to the Company or any Group Company or any of their officers or employees. You shall not after the termination of your Employment represent yourself as being employed by or connected with the Company or any Group Company. For the avoidance of doubt, you may not at any time make or communicate any statement (whether verbally or in writing) with any representative of the press, television, radio or other media.

16.6	Upon termination of your Employment, you shall:

16.6.1
return to the Company, all Company property which is in your possession or under your control and without you or anyone on your behalf keeping copies or downloading data or otherwise replicating the returned property; and

16.6.2	immediately repay all outstanding debts or loans due to the Company or any Group Company.

17.	NO OTHER INTERESTS

17.1
You undertake that you shall not at any time during the continuance of the Employment without the prior consent of the Chief Executive Officer of Legg Mason, Inc. become a Director of any company (other than the Company or any Group Company) except in the course of your duties hereunder or be engaged concerned or interested directly or indirectly in any other business trade or occupations.

17.2	Nothing in this Agreement shall prevent you from:

17.2.1
being or becoming a Director of another company or being engaged concerned or interested in any other business trade or occupation with the consent of the Chief Executive Officer of Legg Mason, Inc. ; or

17.2.2
holding or being beneficially interested in not more than five percent of any class of securities in any company if such class of securities is quoted or dealt in on a Recognised Investment Exchange (as defined in Section 285 of the Financial Services and Markets Act 2000).

18.	PAID LEAVE OF ABSENCE

The Company reserves the right to require you not to attend work or perform any services (or perform different services) on its behalf at any time during the Employment for a period of up to 12 weeks. During any such period, you will remain an employee and consequently will remain governed by all the provisions of this Agreement including, without limitation, the confidentiality and exclusive service provisions of this Agreement. During any such period where the Company exercises this right, you will continue to be entitled to full salary and benefits (excluding bonus) but shall not be entitled to access to any premises of the Company or any Group Company nor to contact any employees, officers, customers, clients, agents or suppliers of the Company or any Group Company without the prior consent of the Board.

19.	POST-TERMINATION RESTRICTIONS

19.1	For the purpose of this Clause 19:
"the Business" means any business carried on by the Company or any Group Company at the date of termination of your Employment and with which you have been concerned to a material extent in the 12 months immediately preceding such termination;
references to "Group Companies" shall only be references to Group Companies in respect of which you have carried out material duties in the period of 12 months prior to the date of termination of your Employment;
"Restricted Person" shall mean any person who or which has at any time during the period of 12 months immediately preceding the date of termination of your Employment done business with the Company or any Group Company as customer or client or distributor or consultant and with whom or which you shall have had personal dealings, contact with or responsibility for during the course of your Employment;
"Key Employee" shall mean any person who at the date of termination of your Employment is employed or engaged by the Company or any Group Company with whom you have had material contact during the course of your Employment and (a) is employed or engaged in either a management capacity, at Grade 2 or above or in a sales or marketing capacity and/or (b) is in the possession of Confidential Information belonging to the Company and/or (c) is directly managed by or reports to you.

19.2
You acknowledge that during the course of your Employment with the Company that you will receive and have access to Confidential Information of the Company and the Group Companies and that you will have influence over and connection with customers clients and employees of the Company and the Group Companies with which you come in contact during your Employment and accordingly you are willing to enter into the covenants described in this Clause in order to provide the Company and the Group Companies with reasonable protection for their interests.

19.3
You covenant with the Company that you will not in connection with the carrying on of any business in competition with the Business for the period of 12 months after the termination of your Employment without the prior written consent of the Company either alone or jointly with or on behalf of any person directly or indirectly:

19.3.1	do business with a Restricted Person;

19.3.2
canvass solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or goods sold by the Company or any Group Company any Restricted Person; and

19.3.3
solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any Key Employee (in each case whether or not such person would commit a breach of contract by so doing).

19.4
You covenant with the Company that you will not for the period of 12 months after the termination of your Employment either alone or jointly with any other person directly or indirectly induce or attempt to induce any supplier of the Company or any Group Company with whom you have had personal dealings, contact with or responsibility for during the course of your Employment to cease to supply or to restrict or vary the terms of supply to the Company or any Group Company or otherwise interfere with the relationship between such a supplier and the Company or any Group Company.

19.5
The periods during which the restrictions in this Clause are expressed to operate shall each be reduced by such period as you shall have complied immediately prior to the termination of the Employment with a direction to perform no duties and/or not to enter all or any premises of the Company or any Group Company in accordance with Clause 18.

19.6
You agree that you will at the cost of the Company enter into a direct agreement or undertaking with any Group Company whereby you will accept restrictions and provisions corresponding to the restrictions and provisions in this clause (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period not exceeding 6 months as such Group Company may reasonably require for the protection of its legitimate business interests.

19.7
The covenants contained in this Clause 19 are intended to be separate and severable and enforceable as such. If at any time a court of competent jurisdiction decides that any part of any restriction goes beyond what is fair and reasonable in all the circumstances for the protection of the Company but that the restriction would be fair and reasonable if any part of parts of the wording were deleted the restriction shall apply with such words deleted.

19.8
You acknowledge and agree that you shall be obliged to draw the provisions of this Clause 19 to the attention of any third party who may at any time before or after the termination of your Employment under this Agreement offer to employ or engage you in any capacity and for whom or with whom you intend to work during the period of 6 months following the termination of the Employment.

20.	DISCIPLINARY, DISMISSAL AND GRIEVANCE PROCEDURES

20.1
You can obtain details of the Company's disciplinary, dismissal and grievance procedures from the Employment Policies and Procedures Manual. The Company's disciplinary, dismissal and grievance procedures are intended to be a guide to best practice and are to be operated at the Company's discretion. The procedures shall not form part of your terms and conditions of your Employment.

20.2
In order to investigate a complaint against you, the Company reserves the right to suspend you on full pay and to exclude you from any premises of the Company and any Group Company as long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings.

21.	DOCUMENTS AND OTHER PROPERTY
All documents, records, correspondence, price lists, accounts, statistics, equipment, computer discs, databases, keys, security passes or other property relating to the business or affairs of the Company or any Group Company and kept in the possession or under the control of you and all copies thereof or extracts there from made by or on behalf of you shall be and remain the property of the Company and shall be delivered up to the Company immediately on termination of the Employment.

22.	DEDUCTIONS

22.1	For the purposes of the Act and otherwise, you consent to the deduction, during your Employment and on its termination (howsoever arising), from your salary of any sums owing by you to the Company or any Group Company at any time and you also agree to make any payment to the Company of any sums owing by you to the Company or any Group Company upon demand by the Company or any Group Company at any time. This Clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by you to the Company or any Group Company by legal proceedings.

22.2
The sums the Company may recover under Clause 22.1 above may include, but are not limited to, any outstanding loans, training costs, relocation expenses, advances, the cost of repairing any damage or loss to the Company’s or any Group Company’s property caused by you, excess holiday pay and any other monies owed by you to the Company or any Group Company.

23.	EXPENSES

23.1
The Company will reimburse you for all reasonable business expenses properly and reasonably incurred by you in the proper performance of your duties of Employment (against receipts or other satisfactory evidence) subject to the Company’s expenses policy from time to time in force.

24.	ENTIRE AGREEMENT
This Agreement (including its Schedule) and any other relevant contractual documents referred to herein constitutes the entire and only legally binding Agreement relating to your Employment by the Company or any Group Company and is in substitution for and shall supersede all former and existing agreements or arrangements for the employment of you by the Company or any Group Company all of which shall be deemed to have been terminated by mutual consent.

25.	EMPLOYMENT RIGHTS ACT 1996
This Agreement shall also be subject to the terms of the Schedule hereto which together with this Agreement contains the written statement of the particulars of your Employment hereunder required to be given under Section 1 of the Employment Rights Act 1996.

26.	NOTICE
Any notice required to be given hereunder shall be deemed duly served if delivered by hand or sent by special or recorded delivery post to the Company at its registered office for the time being or to you at your last known address and shall be deemed to be served at the time when the same is delivered to such address or if served by post forty-eight hours after the time of posting.

27.	ADDITIONAL RULES/TERMS/EMPLOYEE HANDBOOK
Any additional rules referred to in this Agreement shall be made available by the Company to you for inspection in the Company’s Human Resources Department. As a condition of your Employment, you will be required to comply at all times with the terms of any Employee Handbook and other staff policies and procedures applicable from time to time. The Employee Handbook and other policies and procedures may be amended from time to time and do not form part of this Agreement and do not have contractual force except where expressly stated. Where the contents of any Employee Handbook (as amended from time to time), separate policies and this Agreement conflict, this Agreement will take precedence.

28.	GENERAL

28.1
The various provisions, sub-provisions and other identifiable parts of this Agreement (including any schedules) are severable and if any provision of this Agreement shall be or are deemed to be void or unenforceable for any reason by a Court of any competent jurisdiction, this shall effect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

28.2	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England and Wales.

28.3
In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties hereto irrevocably agree and submit to the exclusive jurisdiction of the Courts of England.

28.4
The benefit of each of your agreements and obligations under this Agreement may be assigned to and enforced by all successors and assignees for the time being of the Company and its Group Companies and such agreements and obligations will operate and remain binding despite the termination of this Agreement. The Company may require you to enter into a Deed directly with any Group Company under which you give direct undertakings to any Group Company in the terms set out in this Agreement.

28.5	Any reference in this Agreement to an Act of Parliament will be deemed to include any statutory modification or re-enactment thereof.

28.6	Any reference in this Agreement to the Company shall be deemed to include a reference to Group Company.

28.7
You agree that you will have no claim against the Company or any Group Company if your employment is terminated by reason of the liquidation of the Company or for the purposes of amalgamation or reconstruction or otherwise as long as you are offered re-employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement.

28.8
The parties acknowledge that, during your employment, you may be granted rights upon the terms and subject to the condition of the rules from time to time of the Company’s share scheme (if any) or any other profit sharing, share incentive, share option, bonus or phantom option scheme operated by the Company or any Group Company. If, on termination of your employment, for whatever reason, whether lawfully or in breach of contract, you lose any of the rights or benefits under such scheme (including rights or benefits which you would not have lost had your employment not been terminated) you will not be entitled, by way of compensation for unlawful termination of employment, loss of employment or office or otherwise, to any compensation for loss of any rights or loss of profits under any such scheme.

29.	ELIGIBILITY TO WORK IN THE UK
You must continue to comply with all conditions in respect of any work permit or other documentation entitling you to work in the UK. Failure to do so will result in immediate termination of the Employment. You agree to immediately inform the Company, in writing, in the event that, for whatever reason, you become unable to perform your duties under this Agreement. To avoid doubt, this obligation shall include, but shall not be limited to, an obligation to inform the Company immediately if you lose, or are likely to lose, the right to work in the UK and/or to perform the duties required by this Agreement.

30.	PERSONAL DATA

30.1
You must at all times during your Employment act in accordance with any policy or instruction introduced by the Company to ensure compliance with the Data Protection Act 1998 or any other applicable data protection legislation.

30.2	You explicitly consent to:

30.2.1	the Company processing any Personal Data relating to you;

30.2.2
the Company processing any sensitive Personal Data relating to you including without limit, any self certification forms or medical certificates supplied to the Company to explain your absence by reason or sickness or injury, any records of sickness absence, any medical reports or health assessments, any details of your trade union memberships or any information relating to any criminal convictions or any criminal charges secured or brought against you; and

30.2.3	the Company collecting and disclosing your Personal Data (including sensitive Personal Data) from time to time and with third parties;
where such action is necessary or reasonably required by the Company for performance of this Agreement, the conduct of the Company's business or the proper administration of the employment relationship (both during and after your Employment) or where such action is required by law.

30.3	In this clause "Personal Data", "Processing" and "sensitive Personal Data" shall have the meaning set out in Sections 1 and 2 of the Data Protection Act 1998.

30.4	A copy of the Company’s Employee Data Protection Policy can be found as part of the Company’s Employee Policies and Procedures, as amended from time to time.

31.	THIRD PARTY RIGHTS

31.1
It is agreed that save for a Group Company, no terms of the Agreement shall be enforceable by a Third Party in his own right by virtue of Section 1(1) of the Contracts (Rights of Third Parties) Act 1999.

31.2	For the purposes of this clause a “Third Party” means any person who is not named as a party to this Agreement.

The Schedule

Written Statement of Particulars of Employment as at 1 April 2013

1.	Employer	Legg Mason & Co (UK) Limited
	Registered Address	201 Bishopsgate, London EC2M 3HB

2	Employee
Address

3.	Date of Commencement of Continuous Period of Employment by the Company	April 1, 2003

4.	Functional & Corporate Title/ Reporting to	Head of Global Distribution reporting to the Chief Executive Officer

5.	Hours of work
Normal office hours shall be from 9.00am to 5.00pm Monday to Friday inclusive with a daily lunch break of one hour. You shall also be required to work such additional hours as may be reasonable for the proper performance of your duties. You shall not be entitled to any additional remuneration for work performed outside normal office hours.

6.	Your Principal Place of Work	201 Bishopsgate, London EC2M 3AB
7.	Salary	£225,000GBP less statutory deductions Paid in 12 monthly payments.
8.	Current Year Entitlement	30 days
9.	Annual Holiday Entitlement	30 days

10.	Collective Agreements	There are no Collective Agreements in force in respect of your Employment.

EXECUTED as a deed

Executed as a Deed by	)

Legg Mason & Co (UK) Limited	)
)        …………………………
)        Brian Eakes             )         Director
)        on………………………

Executed as a Deed by	)

Terence Johnson	)

in the presence of:	) …………………………
)         Terence Johnson
)         on………………………
)
Signature of witness:
………………………………………..
Name of witness:
………………………………………..
Address of witness:
………………………………………..
………………………………………..
………………………………………..
Occupation of witness:
………………………………………..